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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                   XOOM.com, Inc.
                      ------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, $0.0001 PAR VALUE
                      ------------------------------------
                         (Title of Class of Securities)

                                   98413F 101
                                  -----------
                                 (CUSIP Number)

                                December 9, 1998
               ------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)

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CUSIP No. 98413F 101
===============================================================================

       NAME OF REPORTING PERSON
 1     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Naveen Jain

------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          672,673
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             30,030
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          672,673
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          30,030
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      702,703
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

------------------------------------------------------------------------------

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===============================================================================

Item 1(a)      Name of Issuer:  XOOM.com, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               433 Califormia Street, Suite 910, San Francisco, CA 94104

Item 2(a)      Name of Person Filing:   Naveen Jain

Item 2(b)      Address of Principal Business Office:
               15375 N.E. 90th Street, Redmond, WA 98052

Item 2(c)      Citizenship:
               United States

Item 2(d)      Title of Class of Securities:
               Common Stock

Item 2(e)      CUSIP Number:
               98413F 101

Item 3.        N/A

Item 4.        Ownership.


               (a) Amount Beneficially Owned:  702,703


               (b)  Percent of Class:  5.1%


               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote
                          672,673

                    (ii)  shared power to vote or to direct the vote
                          30,030*

                    (iii) sole power to dispose or to direct the disposition
                          of
                          672,673

                    (iv) shared power to dispose or to direct the disposition of
                          30,030*
                * Represents 30,030 shares of Common Stock held by Internet Investments. Mr. Jain is the managing member of Internet Investments and may be deemed to be the beneficial of such shares.

Item 5.        Ownership of Five Percent or Less of a Class.
               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding N/A

Item 8.        Identification and Classification of Members of the Group.
               N/A


Item 9.        Notice of Dissolution of Group
               N/A

Item 10        Certification
               N/A

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                       Date: February 12, 1999



                                       By:  /s/ Naveen Jain
                                            Naveen Jain